Exhibit 2.1

AGREEMENT AND PLAN OF MERGER Among DELPHI FINANCIAL GROUP, INC., TOKIO MARINE HOLDINGS, INC. and TM INVESTMENT (DELAWARE) INC. Dated as of December 21, 2011

TABLE OF CONTENTS

Page

ARTICLE I The Merger; Closing; Effective Time

Section 1.1.	The Merger	1
Section 1.2.	Closing	2
Section 1.3.	Effective Time	2

ARTICLE II Certificate of Incorporation and By-Laws of the Surviving Corporation

Section 2.1.	The Certificate of Incorporation and By-Laws	2

ARTICLE III Directors of the Surviving Corporation

Section 3.1.	Directors	2

ARTICLE IV Effect of the Merger on Capital Stock; Exchange of Certificates

Section 4.1.	Effect on Capital Stock	3
Section 4.2.	Exchange of Certificates	4
Section 4.3.	Treatment of Stock Plans and Stock Awards	7
Section 4.4.	Adjustments to Prevent Dilution	9

ARTICLE V Representations and Warranties

Section 5.1.	Representations and Warranties of the Company	9
Section 5.2.	Representations and Warranties of Parent and Merger Sub	30

Exhibit A	Certificate of Incorporation of the Surviving Corporation

Annex A	Definitions

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 21, 2011, among Delphi Financial Group, Inc., a Delaware corporation (the “Company”), Tokio Marine Holdings, Inc., a Japanese corporation (“Parent”), and TM Investment (Delaware) Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Board of Directors of the Company, acting upon the affirmative recommendation of the Special Transaction Committee of the Board of Directors of the Company (the “Special Transaction Committee”), has approved and declared advisable this Agreement and the Merger in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Special Transaction Committee and the Board of Directors of the Company, acting upon the affirmative recommendation of the Special Transaction Committee, have resolved, subject to Section 6.2, to recommend that the holders of Shares (as defined below) vote in favor of the Certificate Amendment (as defined below) and this Agreement.

WHEREAS, the Board of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, simultaneously with the execution of this Agreement, Parent, the Company and certain stockholders of the Company (the “Shareholder Parties”) are entering into a voting and support agreement, dated as of the date of this Agreement (the “Voting Agreement”), providing that, among other things, such Shareholder Parties will vote their Shares in favor of the adoption of this Agreement.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

Section 1.1.         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”).  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the DGCL.

Section 1.2.         Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the sixth Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.  For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern U.S. Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or Tokyo.

Section 1.3.         Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, Merger Sub and Parent shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”).  At or prior to the consummation of the Merger, the parties shall make all other filings and/or notices required under the DGCL in connection with the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such other later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the DGCL (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

Section 2.1.         The Certificate of Incorporation and By-Laws.  (a) The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or by applicable Laws and (b) Parent and the Surviving Corporation shall cause the by-laws of Merger Sub as in effect immediately prior to the Effective Time to become, in all substantive respects, the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Directors of the Surviving Corporation

Section 3.1.         Directors.  The Board of Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

Section 4.1.         Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(a)           Merger Consideration.

(i)           Each share of the Class A common stock, par value $0.01 per share, of the Company (a “Class A Share” or, collectively, the “Class A Shares”) issued and outstanding immediately prior to the Effective Time, other than Class A Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Class A Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Class A Share,” and collectively, “Excluded Class A Shares”), and any Dissenting Shares, shall be converted into the right to receive $43.875 per Share (the “Class A Per Share Merger Consideration”).  At the Effective Time, all of the Class A Shares (other than Excluded Class A Shares owned by Safety National Casualty Corporation and Reliance Standard Life Insurance Company of Texas (“Converted Class A Shares”)) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Class A Shares and any shares that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Class A Certificate”) formerly representing any of the Class A Shares (other than Excluded Class A Shares and Dissenting Shares) shall thereafter represent only the right to receive the Class A Per Share Merger Consideration, the Pre-Merger Special Dividend and any other dividends or distributions in accordance with Section 4.2(c), in each case without interest.

(ii)           Each share of the Class B common stock, par value $0.01 per share, of the Company (a “Class B Share” or, collectively, the “Class B Shares,” and together with the Class A Shares, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Class B Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Class B Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Class B Share,” and collectively, “Excluded Class B Shares,” and together with the Excluded Class A Shares, the “Excluded Shares”), and any Dissenting Shares, shall be converted into the right to receive $52.875 per Class B Share (the “Class B Per Share Merger Consideration” and, the aggregate Class B Per Share Merger Consideration, together with the aggregate Class A Per Share Merger Consideration and the aggregate amount required to be paid in respect of Stock Awards pursuant to Sections 4.3(a) through 4.3(d) (without duplication), the “Aggregate Merger Consideration”).  At the Effective Time, all of the Class B Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Class B Shares and any shares that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Class B Certificate”, and collectively with Class A Certificates, the “Certificates”) formerly representing any of the Class B Shares (other than Excluded Class B Shares and Dissenting Shares) shall thereafter represent only the right to receive the Class B Per Share Merger Consideration, the Pre-Merger Special Dividend and any other dividends or distributions in accordance with Section 4.2(c), in each case without interest.

(b)           Treatment of Excluded Shares.  At the Effective Time, each Converted Class A Share shall be converted into .000018 shares of common stock, $1.00 par value per share, of the Surviving Corporation.  All other Excluded Shares shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c)           Merger Sub.  At the Effective Time, each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $1.00 par value per share, of the Surviving Corporation.

Section 4.2.         Exchange of Certificates.

(a)           Paying Agent.  Immediately prior to the Effective Time, Parent shall make available or cause to be made available to a paying agent which is a U.S.-based commercial bank or trust company selected by Parent, and engaged pursuant to an agreement in a form reasonably acceptable to the Company, at least five (5) Business Days prior to the Effective Time with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”) in an account for the benefit of the holders of the Shares (other than the Excluded Shares and Dissenting Shares) and the Options, RSUs, Restricted Shares and Stock Purchase Plan Awards (collectively, the “Stock Awards”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that any and all such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s or Moody’s Investors Service, respectively or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b)           Exchange Procedures.  Promptly after the Effective Time (and in any event within three Business Days), the Surviving Corporation shall cause the Paying Agent (x) to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Class A Per Share Merger Consideration or the Class B Per Share Merger Consideration, as applicable, and (y) to mail to each holder of a Stock Award, a check in an amount due and payable to such holder pursuant to the provisions of Section 4.3.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (y) the Class A Per Share Merger Consideration or Class B Per Share Merger Consideration, as applicable, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)           No Further Ownership Rights to Shares.  Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation is obligated to pay (i) any dividends and make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on Shares in accordance with the terms of this Agreement (to the extent permitted under Section 6.1(a)) prior to the date of this Agreement and which remain unpaid at the Effective Time and (ii) the Pre-Merger Special Dividend to the extent it remains unpaid after the Effective Time.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 365 calendar days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Excluded Shares and Dissenting Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Class A Per Share Merger Consideration or Class B Per Share Merger Consideration as applicable (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in a reasonable amount, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Class A Per Share Merger Consideration or Class B Per Share Merger Consideration, as applicable.

(f)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, the Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and has properly demanded appraisal rights under Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Class A Per Share Merger Consideration or the Class B Per Share Merger Consideration, as applicable (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the Pre-Merger Special Dividend and any other dividends or distributions in accordance with Section 4.2(c) and the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn such demand or lost its, his or her rights to appraisal under the DGCL.  If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Class A Per Share Merger Consideration or the Class B Per Share Merger Consideration, as applicable, for each such Share, in accordance with Section 4.1, without interest.  The Company shall give Parent prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal.  Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands for appraisal; provided, however, that Parent shall not enter into any settlement or make any commitment with respect to such demands for appraisal that requires a payment or other action by the Company prior to Closing. Without limiting the generality of the foregoing, the Company shall not, except with the prior written consent of Parent, make any payment or agree or commit to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(g)           Withholding Rights.  Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

Section 4.3.         Treatment of Stock Plans and Stock Awards.

(a)           Treatment of Options.  Except as set forth in Section 4.3(d) below, at the Effective Time, (i) each outstanding option to purchase Class A Shares (a “Class A Option”) granted under a Stock Plan, vested or unvested, shall be cancelled and shall only entitle the holder of such Class A Option to receive an amount in cash equal to the product of (x) the total number of Class A Shares subject to the Class A Option times (y) the excess, if any, of the Class A Equity Award Consideration over the exercise price per Class A Share under such Class A Option and (ii) each outstanding option to purchase Class B Shares (a “Class B Option” and, collectively with the Class A Options, the “Options”) granted under a Stock Plan, vested or unvested, shall be cancelled and shall only entitle the holder of such Class B Option to receive an amount in cash equal to the product of (x) the total number of Class B Shares subject to the Class B Option and (y) the excess, if any, of the Class B Equity Award Consideration over the exercise price per Class B Share under such Class B Option.

(b)           Treatment of Restricted Shares.  Except as set forth in Section 4.3(d) below, immediately prior to the Effective Time, the Company shall waive any vesting or holding conditions or restrictions applicable to any Restricted Shares granted pursuant to a Stock Plan, and such Restricted Shares shall be treated the same as all other Class A Shares or Class B Shares, as applicable, in accordance with Section 4.1 of this Agreement.

(c)           Treatment of RSUs.  At the Effective Time, each outstanding RSU granted pursuant to a Stock Plan, vested or unvested, shall be cancelled and shall only entitle the holder of such RSU to receive with respect to each Share subject to such RSU an amount in cash equal to, as applicable, (i) the product of (x) the total number of Class A Shares subject to such RSU and (y) the Class A Per Share Merger Consideration plus (ii) the product of (x) the total number of Class B Shares subject to such RSU and (y) the Class B Per Share Merger Consideration.

(d)           Treatment of Performance-based Restricted Shares and Options.  At the Effective Time, the performance-based vesting conditions in respect of each outstanding Restricted Share and Class A Option, the vesting of which is conditioned on the achievement of certain performance criteria in respect of the Company Subsidiaries (collectively, the “Performance Awards” and individually, the “Performance Shares” and the “Performance Options”), shall be deemed satisfied, but the time-based vesting conditions in respect of the Performance Awards shall not be deemed satisfied at the Effective Time.  At the Effective Time, each outstanding Performance Share shall automatically be converted into a right to receive an amount in cash equal to the Class A Per Share Merger Consideration, which will vest and be paid to holders thereof on March 5, 2013, subject to continued employment with Parent and its Affiliates (including the Company and the Company Subsidiaries) through March 5, 2013, and will otherwise retain the same terms and conditions (including, in the event of certain terminations of employment, accelerated vesting and payment) as contained in the original Performance Shares (but taking into account any changes to such Performance Shares that are necessary to reflect the provisions of this Section 4.3(d)). At the Effective Time, each outstanding Performance Option shall automatically be converted into a right to receive an amount in cash equal to the product of (x) the total number of Class A Shares subject to the Performance Option times (y) the excess of the Class A Equity Award Consideration over the exercise price per Class A Share under such Performance Option, which will vest and be paid to holders thereof on December 31, 2012, subject to continued employment with Parent and its Affiliates (including the Company and the Company Subsidiaries) through December 31, 2012, and will otherwise retain the same terms and conditions (including, in the event of certain terminations of employment, accelerated vesting and payment) as contained in the original Performance Options (but, taking into account any changes to such Performance Options that are necessary to reflect the provisions of this Section 4.3(d)).

(e)           Treatment of ESPP.  Immediately prior to the Pre-Merger Special Dividend Record Date, in the case of any outstanding purchase rights (the “Stock Purchase Plan Awards”) under the Company’s 2010 Employee Share Purchase Plan (the “ESPP”), (i) the then-current purchase period under the ESPP shall end and each participant’s accumulated payroll deduction shall be used to purchase Class A Shares in accordance with the terms of the ESPP, (ii) such Shares shall be treated the same as all other Shares in accordance with Section 4.1 of this Agreement and (iii) the ESPP shall terminate immediately after such purchases.

(f)           Corporate Actions.  At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a) through 4.3(e).  The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares, other capital stock of the Company, or other compensation of any kind (other than amounts required to be paid pursuant to Sections 4.3(a) through 4.3(e)) to any Person pursuant to or in settlement of the Stock Awards and the Stock Plans will thereupon terminate.

(g)           Section 4.3 Definitions.  For purposes of this Agreement:

(i)           “Class A Equity Award Consideration” shall mean the sum of the Class A Per Share Merger Consideration and the Pre-Merger Special Dividend.

(ii)           “Class B Equity Award Consideration” shall mean the sum of the Class B Per Share Merger Consideration and the Pre-Merger Special Dividend.

(iii)           “Restricted Share” shall mean any Class A Share or Class B Share that is subject to vesting or holding conditions or restrictions.

(iv)           “RSU” shall mean any restricted stock unit, share unit or deferred shares, whether or not performance-based, granted pursuant to a Stock Plan.

(v)           “Stock Plan” shall mean, collectively, the Company 2003 Long-Term Incentive and Share Award Plan, the Company Second Amended and Restated Employee Stock Option Plan, the Company Second Amended and Restated Long-Term Performance-Based Incentive Plan, the Company 2010 Outside Directors Stock Plan (the “2010 Directors Plan”), the Company Second Amended and Restated Directors Stock Plan (and, together with the 2010 Directors Plan, the “Directors Plans”), the ESPP and all predecessors to such plans.

Section 4.4.         Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Class A Per Share Merger Consideration and the Class B Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

Section 5.1.         Representations and Warranties of the Company.  Except as set forth in the Company Reports filed on or after July 1, 2010 and prior to the date of this Agreement (excluding any disclosure set forth in the sections titled “risk factors” and “forward-looking statements” or in any other section to the extent the disclosure is a forward-looking statement or cautionary, predictive or forward-looking in nature) or otherwise disclosed to Parent in the corresponding sections or subsections of the letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter (i) shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent and (ii) with respect to any disclosure of an item relating to a representation or warranty in which the phrase “Material Adverse Effect” appears shall not be deemed to be an admission that such item constitutes or would reasonably be expected to result in, a Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Section 5.1(a)(i) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized.

As of the date of this Agreement, the Company conducts its insurance operations solely through the Subsidiaries set forth in Section 5.1(a)(ii) of the Company Disclosure Letter (collectively, the “Company Insurance Subsidiaries”).  Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, and the Company has made all required filings under applicable insurance holding company statutes, except where the failure to be so licensed or authorized, or to make any such filings, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  No insurance regulator in any state has notified the Company or any Company Insurance Subsidiary, orally or in writing, that any Company Insurance Subsidiary is commercially domiciled in any jurisdiction and, to the knowledge of the Company, there are no facts that would result in any Company Insurance Subsidiary being commercially domiciled in any state.  For the purposes of this Agreement, the term “knowledge of the Company” means the actual knowledge of the individuals who have served since July 2011 and are serving as of the date of this Agreement as the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer, General Counsel or as any Executive Vice President of the Company or the Chief Executive Officer of Reliance Standard Life Insurance Company or the Chief Executive Officer of Safety National Casualty Corporation.

As used in this Agreement, the term (i) “Subsidiary” or “Company Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Material Adverse Effect” with respect to the Company means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, provided, that none of the following shall constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect;

(A)           changes in the economy or financial markets generally in the United States;

(B)           changes that are the result of factors generally affecting the industries in which the Company and the Company Subsidiaries operate in the geographic areas in which the Company and the Company Subsidiaries operate;

(C)           any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, agents or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement, in each case to the extent that the Company reasonably demonstrates that a causal relationship exists between such pendency or announcement, on the one hand, and such change, on the other hand;

(D)           changes in generally accepted accounting principles (“GAAP”) in the United States or Japan, SAP, the rules or policies of the Public Company Accounting Oversight Board, or any statute, rule, regulation or other Law unrelated to the Merger and of general applicability, or interpretation of any of the foregoing, after the date of this Agreement;

(E)           any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect on the Company;

(F)           the suspension of trading in securities on the New York Stock Exchange (“NYSE”) or a decline in the price of the Class A Shares on the NYSE, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to a Material Adverse Effect on the Company;

(G)           any change or announcement of a potential change in the credit rating or any other rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such change or announcement has resulted in, or contributed to a Material Adverse Effect on the Company; and

(H)           the entry into or announcement of the execution of this Agreement or the Voting Agreement or compliance by the Company with the terms of this Agreement;

provided that, with respect to clauses (A) and (B), such change, event, circumstance or development does not (i) primarily relate to (or have the effect of primarily relating to) the Company and the Company Subsidiaries or (ii) disproportionately adversely affect the Company and the Company Subsidiaries compared to other companies of similar size operating in the same lines of business within the insurance industry in which the Company and the Company Subsidiaries operate.

(b)           Capital Structure.

(i)           The authorized capital stock of the Company consists of 150,000,000 Class A Shares and 20,000,000 Class B Shares, of which 54,859,158 Class A Shares and 6,111,557 Class B Shares were outstanding as of the close of business on December 16, 2011, and 50,000,000 shares of Preferred Stock, par value $.01 per share, none of which are outstanding.  As of the close of business on December 16, 2011, 2,182,716 Class A Shares and 227,216 Class B Shares were held in treasury.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Other than 4,451,804 Class A Shares and 3,386,854 Class B Shares reserved for issuance as of December 19, 2011 under the Stock Plans, the Company has no Shares reserved for issuance.  Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list as of December 19, 2011 of Options, Restricted Shares and RSUs, including the holder, date of grant, number of Shares and, where applicable, exercise or reference price and vesting schedule.  All vesting thereunder will be accelerated by either the Requisite Company Vote or the consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company, or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, other than a lien, charge, pledge, security interest, claim or other encumbrance for Taxes not yet due (each, a “Lien”).  Except as set forth above and except for securities issued pursuant to the Stock Plans since December 19, 2011, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Liens.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii)           Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a Person held for investment by the Company or any of its Subsidiaries with a fair market value, market price and acquisition price of less than $66,000,000 as of October 31, 2011 and (z) a complete and correct list of the Company’s Subsidiaries that were included in the consolidated financial statements of the Company for the quarter ended September 30, 2011.

(iii)          Section 5.1(b)(iii) of the Company Disclosure Letter sets forth a complete and correct list of each non-profit entity in which the Company or its Subsidiaries owns a majority interest or which the Company or its Subsidiaries otherwise controls and a description of its purpose and activities.  None of the Company or any of its Subsidiaries has any obligation to fund such non-profit entities for amounts in excess of $150,000.

(iv)          Neither Delphi Finance Trust I nor Delphi Financial Statutory Trust I has any material assets or liabilities.

(c)           Corporate Authority; Approval and Fairness.

(i)           Assuming the representations of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (A) adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), (B) adoption of the Certificate Amendment by the affirmative vote (in person or proxy) of (x) the holders of a majority of the voting power of the outstanding shares of capital stock of the Company and (y) the holders of a majority of the voting power of the outstanding Class A Shares voting as a single class (collectively, the “Certificate Amendment Approval”), (C) approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Class A Shares not owned, directly or indirectly, by holders of Class B Shares, any holder of Shares that were transferred to such holder by any holder of Class B Shares after the date of this Agreement, Parent, Merger Sub, any officers or directors of the Company or any of their respective Affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)), voting as a single, separate class (the “Unaffiliated Stockholder Approval,” and, together with the Requisite Company Vote and the Certificate Amendment Approval, the “Company Stockholder Approvals”) and (D) the filings and/or notices pursuant to Section 1.3.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).  “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For the purpose of the definition of “Affiliate,” “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

(ii)           The Board of Directors of the Company, acting upon the affirmative recommendation of the Special Transaction Committee, has (A) (1) determined that the Merger is in the best interests of the Company and its stockholders and approved and declared advisable this Agreement, the Merger, the Voting Agreement, the Certificate Amendment and the other transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth herein, and (2) resolved, subject to Section 6.2, to recommend that the holders of the Shares relevant to voting on each Company Stockholder Approval vote in favor of such Company Stockholder Approval (the “Company Recommendation”) and (B) directed that (1) this Agreement be submitted to the holders of Shares for their adoption and (2) the Certificate Amendment be submitted to holders of Shares and to holders of Class A Shares for their approval.  The Special Transaction Committee has resolved, subject to Section 6.2, to recommend that the holders of Shares relevant to voting on each Company Stockholder Approval vote in favor of such Company Stockholder Approval.  The Special Transaction Committee has received the opinion of its financial advisor, Lazard Frères & Co. LLC (“Lazard”), to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Class A Per Share Merger Consideration, together with the Pre-Merger Special Dividend, to be paid to the holders of Class A Shares (other than holders of Excluded Class A Shares and any Dissenting Shares and other than any holder of Class B Shares who also owns Class A Shares) in connection with the Merger is fair, from a financial point of view, to such holders of Class A Shares.  It is agreed and understood that such opinion is for the benefit of the Special Transaction Committee and the other independent directors of the Company and may not be relied upon by Parent or Merger Sub.

(d)           Governmental Filings; No Violations; Certain Contracts.

(i)           Other than (A) the filings and/or notices pursuant to Section 1.3 and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filings required to be made by the Company with the Securities and Exchange Commission under the Exchange Act, (C) the filings and/or notices required to be made under the rules and regulations of the NYSE, (D) compliance with any applicable state securities or blue sky laws and (E) the filings, notices and/or approvals under all applicable state Laws regulating the insurance business (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, and except for any such notices, reports or filings which may have to be made by the Company with any Japanese Governmental Entity, as to which the Company is not making any representation or warranty.

(ii)           The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation (giving effect to the Certificate Amendment) or by-laws of the Company or the comparable governing documents of any of its Subsidiaries or any other entity in which the Company or any of its Subsidiaries owns equity interests (not including entities in which the Company or any of its Subsidiaries invests in the ordinary course of their respective investment operations) (an “Other Entity”), (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, or other legally binding arrangement (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby), compliance with the matters referred to in Section 5.1(d)(i) under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Any termination of a reinsurance or coinsurance agreement resulting from the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby described in Section 5.1(d) of the Company Disclosure Letter will not affect the rights and obligations existing under such agreement immediately prior to such termination.

(iii)          The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e)           Company Reports; Financial Statements.

(i)           The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2008 (the “Applicable Date”) (the forms, statements, reports and documents filed since the Applicable Date, including exhibits and other information incorporated therein, and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”).  As of their respective filing dates (or effective dates in the case of Company Reports that are registration statements) or, if amended prior to the date of this Agreement, as of the date of such amendment, the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)           The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Such disclosure controls and other procedures are effective to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such disclosure controls and procedures are sufficient to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s independent auditors and audit committee of the Company’s Board of Directors any material weaknesses in the Company’s internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has made available to Parent any such disclosure made by management to the Company’s independent auditors and the Audit Committee of the Company’s Board of Directors.

(iii)           Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive income, consolidated statements of the changes in stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv)          The Company has previously furnished or made available to Parent true and complete copies of the annual statutory statements for each of the years ended December 31, 2008, December 31, 2009 and December 31, 2010, and quarterly statutory statements for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, together with all exhibits and schedules thereto (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary’s jurisdiction of domicile.  The Company SAP Statements were prepared in all material respects in conformity with applicable statutory accounting practices prescribed or permitted by such Governmental Entity (“SAP”) applied on a consistent basis, except as may have been noted therein and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended.  The Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity.  No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to the satisfaction of such Governmental Entity (unless not currently pending).  The quarterly and annual statements of each Company Insurance Subsidiary filed on or after the date of this Agreement and prior to the Closing (“Interim SAP Statements”), when filed with the applicable Governmental Entities, including insurance regulatory authorities, of the applicable jurisdictions, will present fairly in all material respects, to the extent required by and in conformity with SAP, except as may be noted therein, the statutory financial condition of such Company Insurance Subsidiary at the respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Governmental Entity.  The Company will deliver to Parent true, correct and complete copies of the Interim SAP Statements promptly after they are filed with the applicable Governmental Entity in the domiciliary states.  Since the year ended December 31, 2009, the annual balance sheets and statements of operations included in the Company SAP Statements have been audited by Ernst & Young LLP.  True, correct, and complete copies of the audit opinions relating to such balance sheets and statements of operations have been furnished to Parent prior to the date of this Agreement.

(v)           There are no “off-balance sheet arrangements”, as defined in Item 303 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), to which the Company or any Subsidiary of the Company is a party.

(vi)          The aggregate reserves for claims, losses (including incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated), as reflected in each of the Company Reports and Company SAP Statements, (A) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements); and (B) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements).

(f)           Absence of Certain Changes.  Since December 31, 2010, (i) except as required pursuant to this Agreement, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and (ii) there has not been any event, occurrence, development or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(g)           Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or, to the knowledge of the Company as of the date of this Agreement, Other Entities) or (ii) except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, or any other facts or circumstances to the knowledge of the Company that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries or the Other Entities, including those relating to matters involving any Environmental Law, except for those Proceedings, claims, obligations or liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company as of the date of this Agreement, any of the Other Entities, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h)           Employee Benefits.

(i)           All benefit and compensation plans, contracts, policies, arrangements or understandings covering current or former officers, employees, agents or consultants and independent contractors of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus, phantom stock, vacation, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, or other employee benefit plan, agreement, policy, arrangement or understanding, and any employment, consulting, change in control, termination, retention or similar or other agreements, arrangements or understandings (the “Benefit Plans”) are listed on Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements and subscription agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent (provided, however, that with respect to such insurance contracts and loan agreements and subscription agreements relating to the ESPP, there has been provided a representative insurance contract, form of loan agreement and subscription agreement; the other insurance contracts, loan agreements and subscription agreements are substantially similar thereto), along with, to the extent applicable: (A) any related funding instrument; (B) the most recent determination letter or applicable opinion letter; (C) the most recent summary plan description; and (D) the two most recent (1) Form 5500 and attached schedules, (2) audited financial statements, and (3) actuarial valuation reports.  Each Benefit Plan which has received or submitted an application for a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified.  None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

(ii)           All Benefit Plans are in substantial compliance with, and have been maintained, operated and administered in accordance and substantial compliance with, their terms and with applicable Laws, including ERISA and the Code. Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all Tax Law changes for which a determination letter is available, has applied to the IRS for such letter covering all such Tax Law changes or is operated using a volume submitter or prototype plan document that is the subject of an IRS opinion letter regarding the form of such plan document, and the Company is not aware of any circumstances that could result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii)           Neither the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414(b) of the Code (x) maintains or contributes to, or has within the past six years maintained or contributed to, a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to, or has within the past six years maintained or had an obligation to, contribute to a Multiemployer Plan or a “multiple employer” plan, within the meaning of Sections 210(a), 4063 or 4064 of ERISA. All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Reports.

(iv)          As of the date of this Agreement, there is no pending or, to the knowledge of the Company threatened, litigation or other action or claim relating to any of the Benefit Plans, other than routine claims for routine benefits in the ordinary course of business. No Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received a notice of, any audit or investigation by any Governmental Entity with respect to a Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits, except as required to avoid an excise tax under Section 4980B of the Code. The Company or its Subsidiaries may amend or terminate any Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v)           There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  Except as expressly provided in this Agreement, neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any Person to severance or other pay or any increase in such pay upon any termination of employment or services after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any Affiliate to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans, or payments to any Employees or other Person, which would not be deductible under Section 162(m) or Section 280G of the Code.

(vi)          None of the Benefit Plans are maintained outside of the United States, or are otherwise primarily for the benefit of Employees or other Persons working outside of the United States.

(vii)         There are no outstanding loans by the Company or any of its Subsidiaries to any of their current or former officers, employees or directors, other than loans under any Benefit Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the ordinary course of business.

(i)            Compliance with Laws; Licenses.  The businesses (including the appointment of Agents) of each of the Company and its Subsidiaries (and, to the knowledge of the Company as of the date of this Agreement, the Other Entities) have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement or published interpretation of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing (i) each Company Insurance Subsidiary and, to the knowledge of the Company, its Agents have marketed, sold and issued insurance products in compliance with insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Company, the Company has not received since December 31, 2007 any written notice or communication of any material non-compliance with any such Laws (which non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect) that has not been cured as of the date of this Agreement.  Each of the Company and its Subsidiaries (and, to the knowledge of the Company as of the date of this Agreement, the Other Entities) has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The Company has made available to Parent a true, correct and complete list of all pending market conduct examinations as of the date of this Agreement by any Governmental Entity relating to any Company Insurance Subsidiary.

(j)            Material Contracts.

(i)            All of the material contracts of the Company and each Company Subsidiary that are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 or specifically referenced by name (and not by category, type or class) in the Company SAP Statements for the year ended December 31, 2010 (together with the Reinsurance Contracts set forth in Section 5.1(j)(i)(A) of the Company Disclosure Letter, the “Material Contracts”) are in full force and effect, except for those for which the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Section 5.1(j)(i)(A) of the Company Disclosure Letter contains a correct and complete list of each material Reinsurance Agreement in effect as of the date of this Agreement.  True and complete copies of all Material Contracts have been made available by the Company to Parent.  Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to the Material Contracts is in breach of or in default under any Material Contracts, and, to the knowledge of the Company, no event has occurred which, with the passage of time and/or the giving of notice, would constitute a default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, except for such breaches and defaults (i) as are not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) that result from the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any Company Subsidiary is party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any Company Subsidiary or any Affiliate of the Company (including, after the Effective Time, Parent and its Affiliates) (A) to (i) sell any products or services of or to any other Person or (ii) write, bind, renew or otherwise solicit insurance business, (B) to (i) engage in any line of business, (ii) do any business in any geographic location or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any Company Subsidiary or (C) to acquire assets or securities of any other Person (any such contract, together with any contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries, on the other hand, a “Restricted Contract”).

(ii)           Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto (except as may be limited by the Bankruptcy and Equity Exception), except for such failures to be valid and binding as are not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

(k)           Real Property.

(i)            With respect to real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) (A) the Company or its applicable Subsidiary has good and marketable fee simple (or equivalent) title to such Owned Real Property, free and clear of any Lien, (B) there are no outstanding written agreements or other Contracts to purchase, exchange, place a Lien against, lease or otherwise transfer such Owned Real Property or any portion of the Owned Real Property or interest therein, and (C) there are no material pending or, to the knowledge of the Company, threatened condemnation or other Proceedings relating to the Owned Real Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii)           With respect to the real property leased or subleased to the Company or its Subsidiaries for which the annual base rent is over $200,000, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l)            Takeover Statutes.  Assuming the representations of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, (i) no “fair price,” “moratorium,” or other similar Delaware anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement and (ii) the Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement or the Voting Agreement.

(m)          Environmental Matters.  Except for such matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) to the knowledge of the Company, no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received since January 1, 2008, any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

(n)           Taxes.  The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or withheld in all material respects all Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay or withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2010, 2009 and 2008.  The Company and each of its Subsidiaries have complied with all applicable information and other reporting, withholding and disclosure requirements under the Code or any other applicable foreign, state and local Law, except to the extent that any such failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of a similar nature, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

With respect to any reinsurance contracts to which the Company or any of its Subsidiaries is a party, to the knowledge of the Company no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.

(o)           Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.  To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.  The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”).  The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements.  The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p)           Intellectual Property.

(i)           Section 5.1(p)(i) of the Company Disclosure Letter contains a true and complete list of (a) all Owned Intellectual Property that is registered or subject to an application for registration, indicating for each item the registration or application number and the applicable filing jurisdiction, and (b) all material unregistered Trademarks and Copyrights.  The Company exclusively owns (beneficially, and of record where applicable) all Owned Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business, except where the failure to so own such Property in such manner would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii)           Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company: (A) the Company and/or each Company Subsidiary owns, or is licensed or otherwise possesses sufficient rights to use, all Intellectual Property used in the business of the Company and the Company Subsidiaries as currently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement, and (B) to the knowledge of the Company, all Intellectual Property owned by the Company and/or the Company Subsidiaries is valid and subsisting, (C) there are no written claims, nor any litigation, opposition, cancellation, proceeding or objection, with respect to the Owned Intellectual Property currently pending or, to the knowledge of the Company, threatened in writing by any Person, (D) to the knowledge of the Company, the conduct of the Company and the Company Subsidiaries and the registered Owned Intellectual Property rights do not infringe or misappropriate the Intellectual Property of any Person and (E) to the knowledge of the Company, no Person is infringing or misappropriating any material Owned Intellectual Property right.

(iii)           The Company and its Subsidiaries have taken all reasonable measures to protect the material Owned Intellectual Property and to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Company and its Subsidiaries, it being acknowledged, however, that not all of the Company’s Trademarks and service marks are registered with the U.S. Patent and Trademark Office.

(iv)           For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, re-examinations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information, mask works and software, both source code and object code), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) all other intellectual property or proprietary rights, and the rights to sue for and remedies against past, present and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

“Owned Intellectual Property” means all Intellectual Property owned or held exclusively by the Company or its Subsidiaries.

(q)           Insurance Policies.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets which are typically insured against by Persons engaged in similar business, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(r)            Insurance Matters.

(i)            To the knowledge of the Company, since January 1, 2010 at the time each agent, representative, distributor, broker, employee or other Person authorized to sell or administer products on behalf of any Company Insurance Subsidiary (“Agent”) wrote, sold or procured business for a Company Insurance Subsidiary, such Agent was, at the time the Agent wrote or sold business, duly licensed for the type of activity and business written, sold or produced.  Each of the Contracts between a Company Insurance Subsidiary and any Agent who has sold, underwritten, or issued business for or on behalf of such Company Insurance Subsidiary since January 1, 2009 is valid, binding and in full force and effect in accordance with its terms, except such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Agent individually accounting for 1% or more of the total gross GAAP premiums of all Company Insurance Subsidiaries for the year ended December 31, 2010 has indicated to the Company or any Company Insurance Subsidiary that such Agent will be unable or unwilling to continue its relationship as an Agent with any Company Insurance Subsidiary within twelve months after the date of this Agreement.  To the knowledge of the Company, as of the date of this Agreement, no Agent has been since January 1, 2009, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to such Agent’s writing, sale or production of insurance or other business for any Company Insurance Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii)           Prior to the date of this Agreement, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since January 1, 2010, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).  To the knowledge of the Company, each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies relevant to such Company Actuarial Analysis in force for the Company Insurance Subsidiaries at the relevant time of preparation.

(iii)           The Company and the Company Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed by any of them with any Governmental Entity which regulates insurance matters since January 1, 2010 in the manner prescribed by applicable Laws and Licenses, and all such reports, registrations, filings and submissions were in compliance in all material respects with applicable Laws and Licenses when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Entity with respect to such reports, registrations, filings or submissions that have not been remedied, except where such failure to file, non-compliance or deficiencies would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv)           Neither the Company nor any Subsidiary of the Company is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of the business of the Company or any of its Subsidiaries, or to the knowledge of the Company relates to any Company Insurance Subsidiary’s capital adequacy or risk management policies, nor has the Company or any Subsidiary of the Company been advised in writing by any Governmental Entity since January 1, 2008 that it is contemplating any such undertakings.

(s)           Reinsurance and Coinsurance.  To the knowledge of the Company, all reinsurance or coinsurance ceded or assumed treaties or agreements, including retrocessional agreements, under which any Company Insurance Subsidiary has any material existing rights, obligations or liabilities (“Reinsurance Agreements”) are, as of the date of this Agreement, in full force and effect.  Copies of all Reinsurance Agreements renewed since January 1, 2011 have been made available to Parent.  Any termination of a Reinsurance Agreement resulting from the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not affect the rights and obligations existing under such agreement immediately prior to such termination.  Each Company Insurance Subsidiary was entitled to take the credit that was taken by it in its Company SAP Statements pursuant to applicable Laws for all reinsurance and coinsurance ceded pursuant to any reinsurance or coinsurance treaty or agreement to which such Company Insurance Subsidiary was a party as of the date of the applicable Company SAP Statement.  None of the Company Insurance Subsidiaries nor, to the knowledge of the Company, any other party to a Reinsurance Agreement is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.  In those instances in which a Company Insurance Subsidiary is a cedent, neither the Company nor such Company Insurance Subsidiary has received any written notice that the financial condition of any other party to any Reinsurance Agreement is impaired with the result that a material default thereunder may be reasonably anticipated, except in those instances in which such default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t)           Certain Reinsurance Agreement Issues.  With respect to any Reinsurance Agreement for which any Company Insurance Subsidiary is taking credit on its most recent Company SAP Statements or has taken credit on any of its Company SAP Statements from and after January 1, 2010, (i) there has been no separate written or oral agreements between such Company Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring to reinsurance contracts that are specifically defined in any such Reinsurance Agreement, (ii) for each such Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2010, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, to the extent required by SAP, is available for review by the respective domiciliary state insurance departments for each of the Company Insurance Subsidiaries, (iii) each Company Insurance Subsidiary complies and has complied from and after January 1, 2010 in all material respects with the applicable requirements of SAP related to the credit taken and (iv) each Company Insurance Subsidiary has and has had from January 1, 2010 appropriate controls in place to monitor the use by it of reinsurance and comply with the provisions of SAP that are relevant to such use.

(u)           Forms and Rates.  To the knowledge of the Company, all insurance contracts and policies issued by the Company Insurance Subsidiaries and any and all marketing materials related thereto are, to the extent required under applicable Laws, on forms approved by the applicable Governmental Entity that have been filed and, as appropriate, either approved or not objected to by such Governmental Entity within the period provided for objection (the “Forms”) and such Forms comply with the Laws applicable thereto in all material respects.  With respect to premium rates established by the Company Insurance Subsidiaries that are required to be filed with or approved by the applicable Governmental Entity, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Laws applicable thereto in all material respects.  All such insurance contracts, policies and marketing materials comply with applicable Laws in all material respects and have been administered by the Company Insurance Subsidiaries in accordance with applicable Laws in all material respects and the terms of the applicable insurance contracts in all material respects.

(v)           Reports of Examination.  The Company has made available to Parent with respect to the Company Insurance Subsidiaries any material reports of examination (including financial, underwriting, claims, market conduct and similar examinations) issued (whether in draft, preliminary or final form) by any Governmental Entity since January 1, 2007.  None of the Governmental Entities that noted any deficiencies or violations in such examination reports has advised the Company or the applicable Company Insurance Subsidiary of any intention to commence any regulatory proceeding or to otherwise take disciplinary action against such Company Insurance Subsidiary based upon such deficiencies or violations.  No examination of the Company Insurance Subsidiaries by any Governmental Entity is currently pending or in progress.

(w)           Investment Assets.  The Company has provided to Parent prior to the date hereof a true and complete list of all securities and investment assets (the “Investment Assets”) held by the Company and its Subsidiaries as of September 30, 2011, with information included therein as to the book value of each such Investment Asset and the market value thereof as of September 30, 2011 (whether or not required by GAAP or SAP to be reflected on a balance sheet), and copies of the investment guidelines of each Company Insurance Subsidiary as in effect as of the date of this Agreement.  Except as set forth on Section 5.1(w) of the Company Disclosure Letter, as of the date hereof, all such Investment Assets comply in all material respects with such investment guidelines and in all material respects with all applicable Laws.  As of the date of this Agreement, there has been no material change in the overall composition of the Investment Assets held by the Company and its Subsidiaries since September 30, 2011.

(x)           Investment Advisor.  Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Laws to be an “investment advisor” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940.

(y)           Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lazard as the Special Transaction Committee’s financial advisor, and in that connection has agreed to pay Lazard a fee upon closing of the Merger pursuant to an engagement letter (a true and complete copy of which has been provided to Parent prior to the date of this Agreement).  The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Lazard is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(z)           Related Party Contract.  Section 5.1(z)(1) of the Company Disclosure Letter contains a complete and correct list of all Related Party Contracts, each of which contains, in all material respects, only commercially reasonable, arms’ length terms.  Each of the Related Party Contracts listed in Section 5.1(z)(2) of the Company Disclosure Letter is terminable on no less than 60 days’ prior notice by the Company or one of its Subsidiaries.   Section 5.1(z)(3) of the Company Disclosure Letter sets forth certain Related Party Contracts that are being assigned by Rosenkranz Asset Managers, LLC to Acorn Advisory Capital L.P. pursuant to (i) the Assignment and Assumption Agreement dated as of the date hereof, by and among Rosenkranz Asset Managers, LLC, Acorn Advisory Capital L.P. and the Company and (ii) the Assignment and Assumption Agreement dated as of the date hereof, by and among Rosenkranz Asset Managers, LLC, Acorn Advisory Capital L.P. and Reliance Standard Life Insurance Company (collectively, the “Assignment Agreements”).

“Related Party Contract” means any Contract, arrangement, understanding or transaction, written or oral, (i) between the Company or any of its Subsidiaries, on the one hand, and any of the Shareholder Parties or their Affiliates, on the other hand, or (ii) in effect as of the date of this Agreement and that is of a type that would have been required to be disclosed in the Company’s proxy statement for the Company’s 2011 annual meeting of stockholders pursuant to Item 404(a) of Regulation S-K.

Section 5.2.         Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

(a)           Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  Parent has made available to the Company a complete and correct copy of the certificates of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b)           Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken, and has caused its Subsidiaries to take, all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent’s wholly owned Subsidiary that will be the direct stockholder of Merger Sub as the sole stockholder of Merger Sub (which adoption shall be effected by written consent immediately following the execution of this Agreement), and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)           Governmental Filings; No Violations; Etc.

(i)            Other than (A) the filings and/or notices pursuant to Section 1.3, (B)  a filing under the HSR Act and expiration of the related waiting period, (C) the filings, notices and/or approvals under all applicable state Laws regulating the insurance business identified on Section 5.2(c) of the letter delivered to the Company by Parent prior to the execution of this Agreement (the “Parent Disclosure Letter”) and (D) an approval application to and a notification filing with the Japan Financial Services Agency (the “JFSA”) by Parent and its Affiliates and of JFSA approval (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent (or its wholly owned Subsidiary that will be the direct stockholder of Merger Sub) or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent (or its wholly owned Subsidiary that will be the direct stockholder of Merger Sub) or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  As of the date of this Agreement, Parent has a reasonable basis to believe that the Parent Approvals will be obtained prior to the Termination Date.

(ii)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificates of incorporation or by-laws or comparable governing instruments of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)           Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  As of the date of this Agreement, no Order of any Governmental Entity that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement is outstanding against Parent or Merger Sub.

(e)           Available Funds.  Parent has available to it, or as of the Closing will have available to it, all funds necessary for the payment to the Paying Agent of the Aggregate Merger Consideration and to satisfy all of the obligations of Parent and Merger Sub under this Agreement.

(f)           Capitalization of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g)           Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h)           Finders’ Fees.  Except for Macquarie Group, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(i)           Interested Stockholder.  Neither Parent nor any of its Subsidiaries own any Shares and, at the time immediately preceding the execution of this Agreement and the Voting Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined in Section 203 of the DCGL) was or had been within the prior three years, with respect to the Company, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

(j)           Certain Arrangements.  As of the date of this Agreement, except as set forth in Section 5.2(j) of the Parent Disclosure Letter, there are no Contracts or other understandings (whether oral or written) or commitments to enter into Contracts or other understandings (whether oral or written) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Merger or the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

Section 6.1.         Interim Operations.

(a)           The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws or a Governmental Entity, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, third-party payors, agents, distributors, creditors, lessors, employees, reinsurers, Agents, rating agencies and business associates and use commercially reasonable efforts to keep available the services of its and its Subsidiaries’ present employees, reinsurers, Agents, rating agencies and agents.  Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as required by applicable Laws or a Governmental Entity or as otherwise expressly required or permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) or (C) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)           adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments (other than the Certificate Amendment);

(ii)           merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)           acquire assets from any other Person with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement and (B) acquisitions of Investment Assets in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations;

(iv)           issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (A) issuances to the Company’s directors required under the Directors Plans in connection with such directors’ service as directors, and (B) issuances in connection with the exercise or settlement of Stock Awards outstanding as of the date of this Agreement;

(v)           create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $1,000,000, other than Liens created or incurred in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations;

(vi)           make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate, other than loans, advances, guarantees or capital contributions to or investments in any Person made in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations;

(vii)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary, (B) the Pre-Merger Special Dividend and (C) regular quarterly cash dividends with respect to Shares not in excess of $0.12 per share with the timing of declaration, record and payment dates thereof consistent with past practice) or enter into any agreement with respect to the voting of its capital stock;

(viii)           reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for any such transactions with regard to and among any of the wholly owned Subsidiaries of the Company;

(ix)           incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (x) indebtedness owed by the Company or any of its Subsidiaries to the Company or any of its wholly owned Subsidiaries, (y) indebtedness for borrowed money incurred in the ordinary course of business (A) not to exceed $5,000,000 in the aggregate, (B) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (C) under the Company’s existing credit facility, or (D) under existing securities repurchase facilities and (z) guarantees incurred by the Company of indebtedness of wholly owned Subsidiaries of the Company;

(x)           except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditures in excess of $5,000,000 in the aggregate;

(xi)           (A) enter into any Contract that would have been a Restricted Contract had it been entered into prior to this Agreement, or (B) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii)           make any changes with respect to accounting policies or procedures, except as required by changes in GAAP, SAP or by applicable Laws;

(xiii)           settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $5,000,000 individually or $7,500,000 in the aggregate or any obligation or liability of the Company in excess of such amount, other than (A) ordinary course policy claim matters for amounts that are within policy limits, (B) the payment, discharge or satisfaction of obligations or liabilities in accordance with the terms of Contracts in effect as of the date of this Agreement or (C) settlement of any liability for which reserves have been made on the Company’s financial statements included in the Company Reports;

(xiv)           (A) amend, modify or terminate any Restricted Contract, (B) except in the ordinary course of business, amend, modify or terminate any Material Contract, or (C) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $1,000,000;

(xv)           make any material Tax election, except in the ordinary course of business;

(xvi)           transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (A) except in the ordinary course of business, any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, other than pursuant to Contracts in effect prior to the date of this Agreement or (B) any capital stock of any of its Subsidiaries;

(xvii)           Except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement or set forth in Section 6.9(d) of this Agreement or Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Laws (A) grant, provide or promise to grant or provide any severance, retention, termination or similar payments or benefits to any director or Employee (except in the ordinary course of business to employees (other than the Company’s Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer) in amounts not to exceed $2,000,000 in the aggregate for all such employees), (B) increase or promise to increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to, any director or Employee, other than issuances in connection with the exercise or settlement of Stock Awards outstanding as of the date of this Agreement, (C) except as set forth in Section 4.3 hereof, establish, adopt, amend or terminate any Benefit Plan, amend the terms of any outstanding Stock Awards, or other awards or grant any new awards of compensation or benefits, (D) except as set forth in Section 4.3 hereof, take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined; or (F) forgive or promise to forgive any loans to directors or Employees; provided that the Company and its Subsidiaries shall be permitted to (x) pay out in 2012 ordinary course cash bonuses for Employees in respect of 2011 performance so long as such bonuses are determined in a manner consistent with the cash bonuses paid out in 2011 in respect of 2010 performance (the “2010 Bonuses”) and pursuant to the same Company or Subsidiary processes (and, where applicable, processes of the Board of Directors of the Company or its Subsidiaries or any committee thereof ) used to determine the 2010 Bonuses, (y) in the cases of all programs and arrangements under which equity awards were granted in 2011 in respect of 2010 performance, make payments of cash in 2012 in lieu of the granting of equity awards in respect of 2011 performance, so long as such payments are determined in a manner consistent with the grants made in 2011 in respect of 2010 performance and pursuant to the same Company or Subsidiary processes (and, where applicable, processes of the Board of Directors of the Company or its Subsidiaries or any committee thereof ) used to determine the 2010 grants and (z) increase Employee compensation for 2012 in the ordinary course so long as such increases are determined in a manner consistent with the manner in which the increases in compensation were made for 2011 (the “2011 Comp Increases”) and pursuant to the same Company or Subsidiary processes (and, where applicable, processes of the Board of Directors of the Company or its Subsidiaries or any committee thereof) used to determine the 2011 Comp Increases;

(xviii)           (A) grant, extend, amend (except as required in the diligent prosecution of the Owned Intellectual Property), waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any material Owned Intellectual Property, other than in the ordinary course of business, (B) fail to diligently prosecute the Company’s and its Subsidiaries’ material patent applications, if any, other than in the ordinary course of business consistent with past practice or (C) fail to exercise a right of renewal or extension under any material Intellectual Property Contract, other than in the ordinary course of business consistent with past practice;

(xix)           except in the ordinary course of business, enter into any new quota share or other reinsurance transaction; it being understood that nothing in this subsection (xix) shall restrict or prohibit the Company or any of its Subsidiaries from modifying, terminating or extending, in the ordinary course of business, any quota share or other reinsurance agreement that is in effect as of the date of this Agreement;

(xx)           enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners instructions for the preparation of the annual statement form) without Parent’s prior written approval;

(xxi)           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of a Company Insurance Subsidiary;

(xxii)           except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, applicable SAP, any Governmental Entity or applicable Laws; or

(xxiii)           agree, authorize or commit to do any of the foregoing.

(b)           Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 6.2.         Acquisition Proposals.

(a)           No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries shall, and the Company shall use its commercially reasonable efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, nor shall it authorize any of the officers and directors of it or its Subsidiaries to:

(i)           initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)           engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any non-public information or data to any Person that has made, or to the knowledge of the Company is reasonably likely to make or is considering (in each case whether alone or as part of a group), an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.2;

Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Stockholder Approvals are obtained, (A) the Company may (1) provide information and data in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal that the Special Transaction Committee reasonably believes to be credible providing for the acquisition of (x) more than 50% of the assets (on a consolidated basis) or (y) more than 50% of the voting power and more than a majority of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) if the Company receives from the Person so requesting such information or data an executed confidentiality agreement on terms relating to confidentiality not significantly less restrictive to the other party than those contained in the Confidentiality Agreement (provided that such executed confidentiality agreement need not prohibit the making, or amendment, of any Acquisition Proposal to the Company); and promptly discloses (and, if applicable, provides copies of) any such information and data to Parent to the extent not previously provided to Parent or (2) engage in or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (1) or (2) above, the Special Transaction Committee determined in good faith based on the information then available and after consultation with its financial advisor and outside counsel that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws; and (B) the Board of Directors of the Company may, if it has received the affirmative recommendation of the Special Transaction Committee, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal described in clause (A) above if and only to the extent that the Special Transaction Committee has determined in good faith based on the information then available and after consultation with its financial advisor and outside counsel that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws.

(b)           Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries with any Person other than the Company or any of its Subsidiaries, Parent, Merger Sub or any controlled Affiliate thereof (a “Third Party”), or (ii) any proposal or offer by any Third Party for an acquisition, which, if consummated, would result in such Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or 20% or more of the consolidated total assets (including equity securities of any Subsidiary of the Company) of the Company and the Company Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited Acquisition Proposal that would result in any Third Party (or the stockholders of a Third Party) becoming the beneficial owner (or owners), directly or indirectly, of (i) more than 50% of the assets (on a consolidated basis) or (ii) more than 50% of the total voting power and more than 50% of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) that the Special Transaction Committee has determined in its good faith judgment (x) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) and the time likely to be required to consummate such Acquisition Proposal, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such Proposal, including the likelihood of termination and the existence of a financing contingency; provided that the likelihood of the holders of Class B Shares voting in favor of the adoption of, or otherwise supporting, an Acquisition Proposal shall not be taken into account in determining whether an Acquisition Proposal is reasonably capable of being consummated on the terms proposed.

(c)           No Change in Recommendation or Alternative Acquisition Agreement.

(i)           Subject to Section 6.2(d), the Board of Directors of the Company and each committee of the Board of Directors (including the Special Transaction Committee) shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger, or fail to reaffirm the Company Recommendation within five (5) Business Days after receiving a written request to do so from Parent, or approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) any Acquisition Proposal (any of the foregoing, a “Change in Company Recommendation”).

(ii)           The Company shall not, and the Board of Directors and the Special Transaction Committee shall not cause or permit the Company to, and the Company shall not cause or permit any Company Subsidiary to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 6.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d)           Change in Company Recommendation.  Notwithstanding anything to the contrary set forth in this Agreement, the Special Transaction Committee or the Board of Directors of the Company may, prior to but not after the time the Company Stockholder Approvals are obtained, make a Change in Company Recommendation if the Special Transaction Committee has determined in good faith, after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws; provided that neither the Special Transaction Committee nor the Board of Directors may take any such action unless (1) if such Change in Company Recommendation is in connection with an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal, (2) prior to making such Change in Company Recommendation, the Company provides prior written notice to Parent at least five (5) Business Days in advance (the “Change in Recommendation Notice Period”) of its intention to take such action, which notice shall, in the case of a Superior Proposal, specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and attach the most current version of any documents evidencing such Superior Proposal, and any material modifications to any of the foregoing, and, in any other case, specify in reasonable detail the reasons for such action and (3) during the Change in Recommendation Notice Period the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement to obviate the need for a Change in Company Recommendation (as determined in the good faith judgment of the Special Transaction Committee after taking into account any such amendments that Parent shall have agreed to make prior to the end of the Change in Recommendation Notice Period); it being understood that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Change in Recommendation Notice Period.

(e)           Certain Permitted Disclosure.  Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; (ii) making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Laws; or (iii) informing any Person of the existence of the provisions contained in this Section 6.2.

(f)           Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, solicitations, discussions or negotiations with any parties conducted heretofore by the Company, its Subsidiaries or any Representatives of the Company or its Subsidiaries with respect to any Acquisition Proposal.  The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(g)           Notice.  The Company agrees that it will promptly (and, in any event, within two Business Days) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any information or data in connection with an Acquisition Proposal is requested from, or any discussions or negotiation in connection with an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.3.                      Proxy Filing; Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).  The Company agrees, as to it and its Subsidiaries, that (i) the form of the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement (which, for this purpose, excludes any information supplied by or on behalf of Parent or Merger Sub) will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.4.                      Stockholders Meeting.  The Company will take, in accordance with applicable Laws and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement, to consider and vote upon the Company Stockholder Approvals, and shall not postpone or adjourn such meeting except to the extent required by Law or as approved in writing by Parent; provided that the Company may postpone or adjourn such meeting, at the direction of the Special Transaction Committee, until the sixth (6th) Business Day after the expiration of any Change in Recommendation Notice Period or Termination Notice Period.  Subject to Section 6.2 hereof, the Special Transaction Committee and the Board of Directors of the Company shall recommend the adoption and approval, as applicable, of the Company Stockholder Approvals and shall take all commercially reasonable lawful action to solicit such adoption and approval.

Section 6.5.         Filings; Other Actions; Notification.

(a)           Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)           Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and documents (and in any event no later than the time required by applicable Laws) and to obtain as promptly as practicable all consents, registrations, waivers, orders, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity relating to the Parent Approvals consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement).  The Company and Parent each shall (subject to applicable Laws and the fiduciary duties of their directors) consult with each other concerning the conduct of the defense of, and the Company and Parent each shall have the right to participate in any settlement discussions regarding, any Proceedings arising in connection with the execution, announcement, delivery or performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

(c)           Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)           Status.  Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall give prompt notice to the other party of any change, fact or condition that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or of any failure of any condition to the other party’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any live or telephonic meeting with any U.S. Governmental Entity in respect of any filings, investigation or other inquiry (other than for routine or ministerial matters) relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by Law or by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e)           Resolution of Objections.  If any objections are asserted with respect to the transactions contemplated hereby under any applicable Laws or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Laws, each of the Company, Merger Sub and Parent shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Laws so as to permit consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement; provided, however, that, notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement shall require, or be construed to require Parent or the Company or any of their respective Affiliates, in order to obtain any Company Approval or Parent Approval (other than any approval from the JFSA) or otherwise, to (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates) if the actions of the type described in clauses (i) and (ii), individually or in the aggregate, would have a Material Adverse Effect (a “Negative Regulatory Action”); provided that any actions of the type described in clauses (i) and (ii) above imposed on Parent or its Affiliates shall constitute a Negative Regulatory Action if such action would, or would reasonably be expected to, individually or when taken together with any other actions of the type described in clauses (i) and (ii) above imposed on the Company, Parent or any of their respective Affiliates, have constituted a Material Adverse Effect by reference to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

Section 6.6.         Access and Reports.  Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s and/or its Subsidiaries’ officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries.  All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

Section 6.7.         Stock Exchange Delisting.  The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be listed on the NYSE and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.8.         Publicity.  The initial press release regarding the Merger shall be a joint press release and, thereafter, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with, or rules of, any national securities exchange or interdealer quotation service or by the request of any Government Entity.

Section 6.9.         Employee Benefits.

(a)           Parent agrees that, during the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Effective Time, the employees of the Company and its Subsidiaries will continue to be provided with cash compensation and pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. To the extent applicable, Parent will cause any employee benefit plans that the employees of the Surviving Corporation and its Subsidiaries are entitled to participate in after the Effective Time to take into account for purposes of eligibility, vesting, and level of benefits only for purposes of vacation, paid time off and severance plans, thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service with the Company and its Subsidiaries as if such service were with the Surviving Corporation, to the same extent such service was credited under a comparable plan of the Company or the applicable Subsidiary. With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) adopted by the Surviving Corporation after the Effective Time, Parent shall cause there to be waived any restrictions with respect to any pre-existing condition, actively at work requirements and waiting periods (except to the extent such restrictions were applicable as of the Effective Time under the Company’s or any of its Subsidiaries’ then current welfare benefit plan), and any eligible expenses incurred by any employees of the Company and their Subsidiaries and their respective covered dependents during the portion of the plan year prior to adoption of such plan shall be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Person for the applicable plan year as if such amounts had been paid in accordance with such plan.

(b)           Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Laws and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Benefit Plans to the extent necessary to provide that no employees of Parent, the Surviving Corporation and their Subsidiaries shall commence participation therein following the Effective Time, unless the Parent explicitly authorizes such participation.

(c)           Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(d)           Parent and the Company agree to the matters set forth in Section 6.9(d) of the Company Disclosure Letter.

(e)           Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan; (ii) give any third party any right to enforce the provisions of this Section 6.9; or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (x) maintain any Benefit Plan or any other particular compensation or benefit plan, program, arrangement, policy or understanding, or (y) retain the employment of any particular Employee.

Section 6.10.       Expenses.  Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.11.       Director and Officer Indemnification and Liability Insurance.

(a)           From and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Laws (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Laws; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each then present and former director and officer of the Company and/or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, or relating to the enforcement of this provision or any other indemnification, exculpation or advancement right of any Indemnified Party, and pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time.

(b)           As of the Effective Time, the Company shall have purchased (provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing, other than any such amounts advanced by Parent to the Company prior to the due date for the payment of such amounts), and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policies of directors’ and officers’ liability insurance maintained on the date of this Agreement by the Company (collectively, the “Current Policy”) from an insurance carrier rated at least “A+” by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain at least the same coverage and amount as, and contain terms and conditions no less advantageous to the covered persons than the coverage currently provided by, the Current Policy; provided, however, that in no event shall the Company expend an aggregate amount to purchase such tail policy that would be in excess of an amount equal to 300% of the annual premium currently paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the cost of such tail policy would exceed the Insurance Amount, the Company shall be obligated to purchase, and the Surviving Corporation shall be obligated to maintain, a tail policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

(c)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume, honor and comply with the obligations set forth in this Section 6.11.  The agreements and covenants contained herein shall not be deemed to be exclusive of, and are in addition to, any other rights to which any such present or former director or officer is entitled, whether pursuant to the DGCL, the certificate of incorporation or the by-laws of the Company, contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies.  The provisions of this Section 6.11 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and his or her heirs.  The obligations of Parent and the Surviving Corporation under this Section 6.11 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party, it being expressly agreed that the Indemnified Parties are third party beneficiaries of this Section 6.11.

Section 6.12.       Other Actions by the Company.

(a)           Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, the Company and its Board of Directors shall grant such approvals and use commercially reasonable efforts to take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise use commercially reasonable efforts to attempt to eliminate or minimize the effects of such Takeover Statute on such transactions.

(b)           Section 16 Matters.  Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

(c)           Certificate Amendment.  Prior to the Effective Time, the Company will take such actions as are necessary to file the Certificate Amendment with the Secretary of State of the State of Delaware such that the same shall be in full force and effect immediately prior to the Closing.  The certificate of incorporation of the Company shall be amended (the “Certificate Amendment”) by adding the following sentence to the end of the second paragraph of Article Fourth, Section A.7 thereof:  “Notwithstanding the foregoing, the foregoing limitation on distributions and payments shall not apply to the transactions contemplated by the Agreement and Plan of Merger dated as of December 21, 2011, among Delphi Financial Group, Inc., Tokio Marine Holdings, Inc. and TM Investment (Delaware) Inc., as amended.”

Section 6.13.       Parent Vote.  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent) in favor of the adoption of this Agreement at any meeting of stockholders of Merger Sub, at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

Section 6.14.       Agreements With Shareholder Parties.  Without the prior written consent of the Company (and the Company shall grant such consent at the direction of the Special Transaction Committee), prior to the Effective Time, Parent shall not, and shall not permit any of its Affiliates to, (a) amend or otherwise modify, or agree to amend or otherwise modify, any Contract between Parent or any of its Affiliates, on the one hand, and any of the Shareholder Parties or their Affiliates, on the other hand, or (b) enter into, or agree to enter into, any Contract between Parent or any of its Affiliates, on the one hand, and the Shareholder Parties or their Affiliates, on the other hand, in each case, only if any term of any such Contract would become effective prior to the Effective Time.

Section 6.15.       Pre-Merger Special Dividend.  Prior to the Closing, subject to applicable Laws, (a) the Company shall declare a cash dividend in the amount of $1.00 per Share (the “Pre-Merger Special Dividend”) to holders of record of issued and outstanding Shares (including Performance Shares) immediately prior to the Effective Time (the “Pre-Merger Special Dividend Record Date”) and (b) the Company shall provide that an amount equal to the amount of the Pre-Merger Special Dividend shall be payable to the holders of RSUs in respect of each Share subject to each such RSU as of the Pre-Merger Special Dividend Record Date; provided that payment of the Pre-Merger Special Dividend and the amount equal to the Pre-Merger Special Dividend referenced in clauses (a) and (b) hereof shall be contingent on the consummation of the Merger.

Section 6.16.       Pre-Closing Restructuring.  Section 6.16 of the Company Disclosure Letter lists Company Subsidiaries that are no longer doing business (each, a “Dormant Subsidiary”).  Prior to the Effective Time, if Parent provides a written request, the Company will cause each of the Dormant Subsidiaries identified in Parent’s request to be liquidated or dissolved (as specified in Parent’s request); provided that in no event shall the Company be required to effect any such liquidation or dissolution if (a) such action would reasonably be expected to prevent or materially impair or delay the Merger or (b) Parent fails to deliver its written request therefor sufficiently in advance of the Effective Time such that it is reasonably practicable for such liquidation or dissolution to be effective prior to the Effective Time, taking into account any filing and/or approval requirements under applicable Laws, reasonable preparation and documentation time and such other factors as the Company reasonably determines are relevant.  Pursuant to the Contribution Agreement, dated as of the date hereof, by and between the Company and TER II, LLC (the “Contribution Agreement”), prior to the Closing, the Company will increase its economic ownership interest in TER II, LLC to approximately (but in no event less than) 52% (as measured by reference to the total members’ equity of TER II, LLC).

Section 6.17.       Related Party Contract.  Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Related Party Contract other than those listed on Section 5.1(z)(1) of the Company Disclosure Letter, in each case without any further liability or obligation of the Company or the Surviving Corporation and, in connection therewith, the Company (or its applicable Subsidiary) shall have received from the other party to such Related Party Contract a release in favor of the Company and its Affiliates from any and all liabilities or obligations arising out of such Related Party Contract.

Section 6.18.       Investments.  Promptly after the date of this Agreement, the Company shall provide Parent a list of the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person that consists of 15% or more of the outstanding equity interests (or securities convertible into or exercisable for equity interests) of such Person.  The Company agrees that it will promptly notify Parent of any other investment that consists of 15% or more of the outstanding equity interests (or securities convertible into or exercisable for equity interests) of any Person that is not set forth in the list delivered to Parent pursuant to this Section 6.18.

ARTICLE VII

Conditions

Section 7.1.         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (except with respect to the Unaffiliated Stockholder Approval required under Section 7.1(a), which is not waivable, and except where waiver is not permitted by applicable Laws) waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  Each of the Company Stockholder Approvals shall have been obtained.

(b)           Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)           Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(d)           Approvals.  The Parent Approvals referred to in clauses (C) and (D) of Section 5.2(c)(i) shall have been obtained without the imposition of any conditions that, individually or in the aggregate, would be reasonably likely to constitute a Negative Regulatory Action.

Section 7.2.         Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Sections 5.1(b), 5.1(c) and 5.1(j) (other than the third sentence thereof), which must be true and correct in all material respects and other than Section 5.1(f)(ii) hereof, which must be true and correct in all respects) are not so true and correct except to the extent that the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)           Certain Agreements.  The Assignment Agreements and the Contribution Agreement shall be in full force and effect, subject only to the occurrence of Closing.

Section 7.3.         Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects (other than with respect to its obligations to make available or cause to be made available the Exchange Fund to the Paying Agent pursuant to the first sentence of Section 4.2(a), which shall be required to be performed in all respects), all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

Section 7.4.         Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s willful or intentional breach in any material respect of any provision of this Agreement or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.5.

ARTICLE VIII

Termination

Section 8.1.         Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the satisfaction of the condition set forth in Section 7.1(a), by mutual written consent of the Company and Parent (in the case of the Company, acting at the direction of the Special Transaction Committee, and, in the case of Parent, upon action by its Board of Directors).

Section 8.2.         Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent or the Special Transaction Committee if:

(a)           the Merger shall not have been consummated on or before July 31, 2012 (the “Termination Date”); provided, however, that if on such date the condition to Closing set forth in Section 7.1(b) or Section 7.1(d) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Termination Date shall automatically be extended to October 31, 2012;

(b)           any of the Company Stockholder Approvals referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting scheduled for the consideration of the Company Stockholder Approvals or at any adjournment or postponement thereof; or

(c)           any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the satisfaction of the condition set forth in Section 7.1(a));

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has willfully or intentionally breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.3.         Termination by the Company.  (a)  This Agreement may be terminated and the Merger may be abandoned by the Company (at the direction of the Special Transaction Committee) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and (i) such breach is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date and (ii) such condition is not satisfiable by the Termination Date.

(b)           This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company, after having received the affirmative recommendation of the Special Transaction Committee, at any time prior to the time the Company Stockholder Approvals are obtained, if (i) the Board of Directors of the Company, acting after having received the affirmative recommendation of the Special Transaction Committee, authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) the Company notifies Parent in writing that it intends to enter into such Alternative Acquisition Agreement, attaching the most current version of such Alternative Acquisition Agreement to such notice; (iii) Parent does not make, within five (5) Business Days of receipt of such written notification (the “Termination Notice Period”) an offer that the Special Transaction Committee determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal; and (iv) the Company, prior to or concurrently with such termination, pays to Parent the Termination Fee in immediately available funds; it being understood that the Company agrees (x) that it will not enter into the Alternative Acquisition Agreement referred to in clause (i) above until at least the sixth (6th) Business Day after it has provided the notice to Parent required by clause (iii) above, (y) to notify Parent promptly if its intention to enter into the Alternative Acquisition Agreement changes and (z) during the Termination Notice Period, to, and to cause its financial advisors and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of the Special Transaction Committee) a Superior Proposal; it being further understood that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Termination Notice Period.

(c)           This Agreement may be terminated and the Merger may be abandoned by the Company, acting at the direction of the Special Transaction Committee, at any time prior to the time the Company Stockholder Approvals are obtained, if the Special Transaction Committee or the Board of Directors of the Company shall have made a Change in Company Recommendation pursuant to Section 6.2(d) in connection with an Acquisition Proposal and the Company, prior to or concurrently with such termination, pays to Parent the Termination Fee in immediately available funds.

Section 8.4.         Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (or, in the case of clauses (a) and (c) below, at any time prior to the time the Company Stockholder Approvals are obtained) by action of the Board of Directors of Parent if:

(a)           the Special Transaction Committee or the Board of Directors of the Company shall have made a Change in Company Recommendation;

(b)           the Company shall have failed, prior to the Termination Date, to hold a Stockholders Meeting for the purpose of voting on the Company Stockholder Approvals at which a quorum is present and a vote is taken;

(c)           the Special Transaction Committee or the Board of Directors of the Company shall have, if a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed by a Third Party, failed to recommend that the Company’s stockholders reject such tender offer or exchange offer prior to the earlier of (i) the date of the Stockholders Meeting (if it is reasonably practicable to make such recommendation prior to the Stockholders Meeting, taking into account the amount of time between the disclosure of such offer and the Stockholders Meeting and the Company’s ability to adjourn the Stockholders Meeting to facilitate such recommendation) and (ii) eleven (11) Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act; or

(d)           there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and (i) such breach is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date and (ii) such condition is not satisfiable by the Termination Date.

Section 8.5.         Effect of Termination and Abandonment.

(a)           Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)           If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $82,000,000 (the “Termination Fee”):

(i)           Section 8.3(b); or

(ii)           Section 8.3(c); or

(iii)           Section 8.4(a); or

(iv)           (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.4(b); or

(v)           Section 8.4(c); or

(vi)           (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.2(a) (without a vote of the Company’s stockholders with respect to the Company Stockholder Approvals having occurred) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the Termination Date, (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.2(a) and (C) neither Parent nor Merger Sub has willfully or intentionally breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(vii)           (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.2(b) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal prior to the Company obtaining the Company Stockholder Approvals and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the vote of the Company’s stockholders with respect to the Company Stockholder Approvals, and (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.2(b); or

(viii)           (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.4(d) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the date when the relevant breach commenced or the relevant representation and warranty shall have become untrue, and (B) this Agreement is terminated thereafter by Parent pursuant to Section 8.4(d).

(c)           If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be payable not later than two (2) Business Days after termination of this Agreement (except with respect to Section 8.3(b) or 8.3(c), which shall be paid as set forth in Section 8.3(b) or 8.3(c)), in each case by wire transfer of immediately available funds to an account designated by Parent.  Notwithstanding the foregoing, the Termination Fee shall not be payable to Parent pursuant to Section 8.5(b)(iv), 8.5(b)(vi), 8.5(b)(vii) or 8.5(b)(viii) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into a legally binding Alternative Acquisition Agreement pursuant to which the Company or any of its Subsidiaries has agreed to undertake, solicit stockholder approval for or consummate, or shall have consummated, a transaction of the type referred to in the definition of “Acquisition Proposal” or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, shall have not recommended that the Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act (for purposes of this Section 8.5(c), substituting “48%” for “20%” in clause (ii) of the definition of “Acquisition Proposal” and inserting “pursuant to which such Third Party (or the shareholders of a Third Party) would acquire, directly or indirectly, 48% or more of the total voting power or more than 48% of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity)” at the end of clause (i) of the definition of “Acquisition Proposal”); provided that for purposes of this Section 8.5, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into a legally binding Alternative Acquisition Agreement providing for the consummation of, or shall have consummated, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer by or on behalf of such Person or any of its Affiliates, shall have not recommended that the Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act.

(d)           The parties each agree that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement.  Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.5 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, together with the reasonable costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

Section 9.1.         Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, and Sections 6.10 (Expenses), 6.11 (Director and Officer Indemnification and Liability Insurance), together with all other agreements contained in this Agreement or in any document delivered pursuant to this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time, shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  Neither any other covenants and agreements in this Agreement, nor any representation or warranty contained in this Agreement, shall survive the Effective Time or the termination of this Agreement.

Section 9.2.         Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that the Company may only amend or modify this Agreement at the direction of the Special Transaction Committee and, to the extent required by applicable Laws, the Board of Directors of the Company.

Section 9.3.         Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part (except with respect to the Unaffiliated Stockholder Approval required under Section 7.1(a), which is not waivable, and except where waiver is not permitted by applicable Laws); provided that the Company may only grant any waiver at the direction of the Special Transaction Committee and, to the extent required by applicable Laws, the Board of Directors of the Company.

Section 9.4.         Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.5.         GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLE.  EXCEPT AS SET OUT BELOW IN THIS PARAGRAPH, EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON THE COMPANY BY U.S. REGISTERED MAIL TO THE COMPANY’S ADDRESS SET FORTH IN SECTION 9.6 OR OTHER MEANS PERMITTED BY LAW.  EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON PARENT OR MERGER SUB BY U.S. REGISTERED MAIL TO THE FOLLOWING ADDRESS:

Caryn E. Angelson, Esq.
Senior Vice President, Human Resources & Administration
Tokio Marine Management, Inc.
230 Park Avenue
New York, New York 10169

OR OTHER MEANS PERMITTED BY LAW.  SERVICE MADE PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCES SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.  IN THE EVENT ANY PARTY HERETO FAILS TO NOTIFY ANY OTHER PARTY HERETO OF ITS AGENT FOR SERVICE OF PROCESS IN THE STATE OF DELAWARE, NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION 9.5.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity; provided, however, that after any termination of this Agreement, the provisions of this Section 9.5(c) shall survive only with respect to those provisions of this Agreement which survive the termination of this Agreement pursuant to the provisions of the second sentence of Section 9.1.

Section 9.6.         Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing in the English language and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Tokio Marine Holdings, Inc.
2-1, Marunouchi 1-Chome, Chiyoda-ku
Tokyo 100-0005 Japan
Attention:           Kunihiko Fujii
 Director and General Manager, International Business Development
Fax:                      +81-3-6267-5755

with a copy to

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:           Robert G. DeLaMater, Esq.
             Melissa Sawyer, Esq.

Fax:  +1 (212) 558-3588

If to the Company:

Delphi Financial Group, Inc.
1105 North Market Street, Suite 1230
Wilmington, Delaware  19801
Attention:  Corporate Secretary

with a copy to

Cravath, Swaine & Moore LLP
825 8th Avenue
New York, NY 10019

Attention:           Scott A. Barshay, Esq.
             Andrew R. Thompson, Esq.

Fax:  +1 (212) 474-3700

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899
Attention:           Frederick H. Alexander, Esq.
             James D. Honaker, Esq.

Fax:  +1 (302) 658-3989

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email receipt of such notice, request, instruction or other document is confirmed by telephone); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.7.         Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Voting Agreement and the Confidentiality Agreement, dated August 22, 2011, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 9.8.         No Third Party Beneficiaries.  Except for the directors and officers (and their heirs) referred to in Section 6.11 with respect to the covenants in their favor referred to therein, the Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs.  Notwithstanding the foregoing, the Company shall have the right to recover, solely through an action brought by the Company, damages from Parent in the event of a willful or intentional breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the Company’s stockholders and the holders of the Stock Awards shall be determined by reference to the total amount that would have been recoverable by such stockholders and holders if all such stockholders and holders brought an action against Parent and were recognized as third party beneficiaries hereunder.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9.         Obligations of Parent and of the Company.  Whenever this Agreement requires the Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.10.       Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Person that has the primary legal liability for such Taxes.

Section 9.11.       Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 9.12.       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.13.       Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “Class A Share,” “Class B Share” or “Share” are used in this Agreement, they shall be deemed to include Class A Restricted Shares, Class B Restricted Shares or Class A and Class B Restricted Shares, respectively.

(b)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.14.       Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, prior to the Company Stockholder Approvals having been obtained, designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary which is a Delaware corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.

Section 9.15.       Dates and Dollar Amounts.  All references to dates in this Agreement shall be deemed to be references to dates in the United States, and all references to “$” or “dollars” shall be references to United States dollars.

[Signatures appear on following pages]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DELPHI FINANCIAL GROUP, INC.

By:	/s/ Robert Rosenkranz
Name: Robert Robert Rosenkranz
Title: Chairman of the Board and Chief Executive Officer

TOKIO MARINE HOLDINGS, INC.

By:	/s/ Shuzo Sumi
Name: Shuzo Sumi
Title: President

TM INVESTMENT (DELAWARE) INC.

By:	/s/ Tsuyoshi Nagano
Name: Tsuyoshi Nagano
Title: President

[Signature Page to Merger Agreement]

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

DELPHI FINANCIAL GROUP, INC.

(Originally incorporated on May 27, 1987 under the name
RSL Holding Company, Inc.)

1.           Name.  The name of the corporation is Delphi Financial Group, Inc. (the “Corporation”).

2.           Address; Registered Office and Agent.  The address of the corporation’s registered office in the State of Delaware is 1105 North Market Street, Suite 1230, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is Delphi Financial Group, Inc.

3.           Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

4.           Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $1.00 per share.

5.           Election of Directors.  Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.           Limitation of Liability.

(a)           To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)           Any amendment or repeal of Section 6(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.           Adoption, Amendment or Repeal of By-Laws.  The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws.

8.           Certificate Amendments.  The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

ANNEX A
DEFINED TERMS

Terms	Section
2010 Bonuses	6.1(a)(xvii)
2010 Directors Plan	4.3(g)(v)
2011 Comp Increases	6.1(a)(xvii)
Acquisition Proposal	6.2(b)
Affiliate	5.1(c)(i)
Agent	5.1(r)(i)
Aggregate Merger Consideration	4.1(a)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Assignment Agreements	5.1(z)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Business Day	1.2
By-Laws	2.1
Certificate Amendment	6.12(c)
Certificate Amendment Approval	5.1(c)(i)
Certificate of Merger	1.3
Certificates	4.1(a)(ii)
Change in Company Recommendation	6.2(c)(i)
Change in Recommendation Notice Period	6.2(d)
Charter	2.1
Class A Certificate	4.1(a)(i)
Class A Equity Award Consideration	4.3(g)(i)
Class A Option	4.3(a)
Class A Per Share Merger Consideration	4.1(a)(i)
Class A Share	4.1(a)(i)
Class A Shares	4.1(a)(i)
Class B Certificate	4.1(a)(ii)
Class B Equity Award Consideration	4.3(g)(ii)
Class B Option	4.3(a)
Class B Per Share Merger Consideration	4.1(a)(ii)
Class B Share	4.1(a)(ii)
Class B Shares	4.1(a)(ii)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Actuarial Analyses	5.1(r)(ii)
Company Approvals	5.1(d)(i)
Company Disclosure Letter	5.1
Company Insurance Subsidiaries	5.1(a)
Company Labor Agreements	5.1(o)

Terms	Section
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company SAP Statements	5.1(e)(iv)
Company Stockholder Approvals	5.1(c)(i)
Company Subsidiary	5.1(a)
Confidentiality Agreement	9.7
Contract	5.1(d)(ii)
Contribution Agreement	6.16
Converted Class A Shares	4.1(a)
Copyrights	5.1(p)(iv)
Current Policy	6.11(b)
Delaware Courts	9.5(a)
DGCL	Preamble
Directors Plan	4.3(g)(v)
Dormant Subsidiary	6.16
Dissenting Shares	4.2(f)
Dissenting Stockholders	4.2(f)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
ESPP	4.3(e)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Class A Share	4.1(a)(i)
Excluded Class A Shares	4.1(a)(i)
Excluded Class B Share	4.1(a)(ii)
Excluded Class B Shares	4.1(a)(ii)
Excluded Shares	4.1(a)(ii)
Forms	5.1(u)
GAAP	5.1(a)(D)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Insurance Amount	6.11(b)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(iv)
Interim SAP Statements	5.1(e)(iv)
Investment Assets	5.1(w)
IRS	5.1(h)(ii)
JFSA	5.2(c)(i)
knowledge of the Company	5.1(a)
Laws	5.1(i)

Terms	Section
Lazard	5.1(c)(ii)
Licenses	5.1(i)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)
Merger	1.1
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(i)
Negative Regulatory Action	6.5(e)
NYSE	5.1(a)(F)
Options	4.3(a)
Order	7.1(c)
Other Entity	5.1(d)(ii)
Owned Intellectual Property	5.1(p)(iv)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2(c)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Performance Awards	4.3(d)
Performance Shares	4.3(d)
Performance Options	4.3(d)
Person	4.2(d)
Pre-Merger Special Dividend	6.15
Pre-Merger Special Dividend Record Date	6.15
Proceedings	5.1(g)
Proxy Statement	6.3
Reinsurance Agreements	5.1(s)
Related Party Contract	5.1(z)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Restricted Contract	5.1(j)(i)
Restricted Share	4.3(g)(iii)
RSU	4.3(g)(iv)
SAP	5.1(e)(iv)
Securities Act	5.1(e)(v)
Shareholder Parties	Preamble
Shares	4.1(a)(ii)
Significant Subsidiary	5.1(a)
Special Transaction Committee	Preamble
Stock Awards	4.2(a)
Stock Plan	4.3(g)(v)
Stock Purchase Plan Awards	4.3(e)
Stockholders Meeting	6.4

Terms	Section
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Termination Notice Period	8.3(b)
Third Party	6.2(b)
Trade Secrets	5.1(p)(iv)
Trademarks	5.1(p)(iv)
Unaffiliated Stockholder Approval	5.1(c)(i)
Voting Agreement	Preamble